-------------------------------------
           OMB Approval
-------------------------------------
OMB Number:          3235-0145
Expires:    August 31, 1999
Estimated average burden
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-------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                 (AMENDMENT 3)*


                       NATIONAL AUTO FINANCE COMPANY, INC.
                                (Name of Issuer)

                SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                   632528-10-5
                                 (CUSIP Number)

    RICHARD GOREVITZ         JOSEPH P. DONLAN             DAVID M. SCHNEIDER
THE PRUDENTIAL INSURANCE BROWN BROTHERS HARRIMAN & CO      THE PROGRESSIVE
                                                           CORPORATION
  COMPANY OF AMERICA          59 WALL STREET             6300 WILSON MILLS ROAD
  ONE GATEWAY CENTER        NEW YORK, NY 10005        MAYFIELD VILLAGE, OH 44143
     11TH FLOOR             (212) 493-7882                  (216) 461-5000
  NEWARK, NJ 07102-5311
   (973) 802-7003

                                 with a copy to:

                               DAVID C.L. FRAUMAN
                          CADWALADER, WICKERSHAM & TAFT
                                 100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 504-6652
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                 OCTOBER 1, 1999
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note:Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            POTENTIAL   PERSONS  WHO  ARE  TO  RESPOND  TO  THE   COLLECTION  OF
         INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                  SCHEDULE 13D

CUSIP No.632528-10-5                                    Page 2 of 20 Pages
-------------------                                     -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Progressive Corporation, 34-0963169
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|X| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
         00

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Ohio
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                  8,656,997
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                    0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                 4,426,997

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,426,997

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|X|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           24.43%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
           HC, CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No.632528-10-5                                    Page 3 of 20 Pages
-------------------                                     -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Progressive Casualty Insurance Company, 34-6513736
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|X| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
         00

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Ohio
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                  8,656,997
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                    0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                 4,426,997

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,426,997

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|X|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           24.43%

--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions) IC, CO, Subsidiary of The Progressive Corporation

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No.632528-10-5                                    Page 4 of 20 Pages
--------------------                                    ------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        PC Investment Company, 34-1576555
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|X| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
         00

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                  8,656,997
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                    0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                 4,426,997

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,426,997

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|X|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           24.43%

--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions) CO, Subsidiary of Progressive Casualty Insurance Company

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No.632528-10-5                                    Page 5 of 20 Pages
--------------------                                    ------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Progressive Investment Company, Inc., 34-1378861
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|X| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
         00

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                  8,656,997
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                    0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                 4,426,997

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,426,997

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|X|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           24.43%

--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions) CO, Subsidiary of The Progressive Corporation

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No.632528-10-5                                    Page 6 of 20 Pages
--------------------                                    ------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The 1818 Mezzanine Fund, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|X| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
         00

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                  8,385,612
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                    0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                 4,155,612

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,155,612

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|X|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           22.68%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
           PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No.632528-10-5                                    Page 7 of 20 Pages
--------------------                                    ------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Brown Brothers Harriman & Co.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|X| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
         00

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                  8,385,612
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                    0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                 4,155,612

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,155,612

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|X|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           22.68%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
           PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No.632528-10-5                                    Page 8 of 20 Pages
--------------------                                    ------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Joseph P. Donlan
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|X| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
         00

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                  8,395,612
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                    0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                 4,165,612

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,165,612

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|X|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           22.68%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
           IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No.632528-10-5                                    Page 9 of 20 Pages
--------------------                                    ------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Robert R. Gould
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|X| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
         00

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                  8,385,612
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                    0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                 4,155,612

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,155,612

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|X|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           22.68%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
           IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No.632528-10-5                                    Page 10 of 20 Pages
--------------------                                    -------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        T. Michael Long
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|X| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
         00

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                  8,385,612
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                    0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                 4,155,612

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,155,612

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|X|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           22.68%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
           IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No.632528-10-5                                    Page 11 of 20 Pages
--------------------                                    -------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Lawrence C. Tucker
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|X| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
         00

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                  8,385,612
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                    0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                 4,155,612

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,155,612

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|X|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           22.68%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
           IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No.632528-10-5                                    Page 12 of 20 Pages
--------------------                                    -------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Structured Finance High Yield Fund, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|X| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
         00

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                  7,957,061
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                    0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                 3,727,061

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           3,727,061

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|X|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           19.98%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
           00

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No.632528-10-5                                    Page 13 of 20 Pages
--------------------                                    -------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Prudential Insurance Company of America, 22-121160
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|X| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
         00

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        New Jersey
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                  7,957,061
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                    0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                 3,727,061

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           3,727,061

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|X|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           19.98%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
           IC, IA

--------------------------------------------------------------------------------

CUSIP No.632528-10-5                                    Page 14 of 20 Pages
--------------------                                    -------------------


ITEM 1.              SECURITY AND ISSUER.

     This Amendment No. 3 to the Schedule 13D filed on behalf of the Progressive Entities (as defined below) on December 31, 1997, the Schedule 13D filed on behalf of the BBH Entities (as defined below) on December 30, 1997, and the
Schedule 13G filed on behalf of the Prudential Entities (as defined below and, together with the Progressive Entities and the BBH Entities, the "Reporting Persons") on April 26, 1999, as amended by Amendment No. 1 to the Schedule 13D filed on May 6, 1999 and Amendment No. 2 to the Schedule 13D filed on July 12, 1999 ("Amendment No. 2"), is being filed in connection with changes in the Reporting Persons' beneficial ownership of the shares of Common Stock, par value $0.01 per share (the "Common Stock"), of National Auto Finance Company, Inc., a Delaware corporation (the "Issuer").

ITEM 5.              INTEREST IN SECURITIES OF THE ISSUER.

     (a) On October 1, 1999, the Issuer issued to the Reporting Persons as the holders of the Issuer's Convertible Senior Subordinated Promissory Notes due December 22, 2004 (the "Convertible Notes"), a copy of a form of which was previously filed as Exhibit 7.8 to Amendment No. 2 and is incorporated herein by reference, additional Convertible Notes in the total aggregate principal amount of $762,752.80 in lieu of the interest accrued on the Convertible Notes. The Convertible Notes are convertible, at the option of the holder thereof, at a price of $0.75 per share, into shares of Common Stock. Additional Convertible Notes shall be identical in form and substance, and shall entitle the holder thereof, to the benefits of such Convertible Notes.

     In connection with the issuance as described above of additional Convertible Notes having an aggregate principal amount of $213,571.15, PC Investment Company, a Delaware corporation ("PCI"), shall be deemed to have acquired beneficial ownership of an additional 284,762 shares of Common Stock. Accordingly, each of The Progressive Corporation, an Ohio corporation ("Progressive"), Progressive Casualty Insurance Company, an Ohio corporation ("Progressive Casualty"), PCI and Progressive Investment Company, Inc., a Delaware corporation ("Progressive Investment" and, together with Progressive, Progressive Casualty and PCI, the "Progressive Entities"), may be deemed to beneficially own 8,656,997 shares of Common Stock (the "Progressive Shares"), or 47.6% of the Issuer's Common Stock, which percentage is calculated based upon
(i) 17,280,762 shares of Common Stock represented by the Issuer to be issued and outstanding on August 16, 1999, (ii) 363,623 shares of Common Stock issuable upon exercise of the Warrants held by Progressive Investment, (iii) 543,374 shares of Common Stock issuable upon conversion of the Convertible Notes held by PCI, and (iv) shared voting power with respect to 4,230,000 shares of Common Stock owned by National Auto Finance Company, L.P., a Delaware limited partnership, with respect to which the Progressive Entities, the BBH Entities and the Prudential Entities have an irrevocable proxy to vote (the "Partnership Shares"). The Progressive Entities disclaim beneficial ownership of the Partnership Shares, the BBH Shares (as defined below) and the Prudential Shares (as defined below).

CUSIP No.632528-10-5                                    Page 15 of 20 Pages
--------------------                                    -------------------


     In connection with the issuance as described above of additional Convertible Notes having an aggregate principal amount of $244,080.22, The 1818 Mezzanine Fund, L.P., a Delaware limited partnership (the "Fund"), shall be deemed to have acquired beneficial ownership of an additional 325,440 shares of Common Stock. Accordingly, each of the Fund, Brown Brothers Harriman & Co., a New York limited partnership ("BBH&Co."), Robert R. Gould, a United States citizen ("Gould"), T. Michael Long, a United States citizen ("Long"), and Lawrence C. Tucker, a United States citizen ("Tucker"), may be deemed to beneficially own 8,385,612 shares of Common Stock (the "BBH Shares"), or 45.8% of the Issuer's Common Stock, which percentage is calculated based upon (i) 17,280,762 shares of Common Stock represented by the Issuer to be issued and outstanding on August 16, 1999, (ii) 415,570 shares of Common Stock issuable upon exercise of the Warrants held by the Fund, (iii) 620,995 shares of Common Stock issuable upon conversion of the Convertible Notes held by the Fund, and
(iv) shared voting power with respect to the Partnership Shares. In addition, Joseph P. Donlan, a United States citizen ("Donlan" and, together with the Fund, BBH&Co., Gould, Long and Tucker, the "BBH Entities"), may be deemed to beneficially own 8,395,612 shares of Common Stock, or 45.8% of Common Stock, which percentage is calculated based upon (i) 17,280,762 shares of Common Stock represented by the Issuer to be issued and outstanding on August 16, 1999, (ii) 415,570 shares of Common Stock issuable upon exercise of the Warrants held by the Fund, (iii) 620,995 shares of Common Stock issuable upon conversion of the Convertible Notes held by the Fund, (iv) 10,000 of Common Stock that Donlan may purchase pursuant to stock options granted to him under the 1996 Share Incentive Plan of the Issuer, and (v) shared voting power with respect to the Partnership Shares. The BBH Entities disclaim beneficial ownership of the Partnership Shares, the Progressive Shares and the Prudential Shares (as defined below). Donlan, Gould, Long and Tucker disclaim beneficial ownership of the BBH Shares.

     In connection with the issuance as described above of additional Convertible Notes having an aggregate principal amount of $305,101.43, The Structured Finance High Yield Fund, LLC, a Delaware limited liability company ("SFHY"), shall be deemed to have acquired beneficial ownership of an additional 406,802 shares of Common Stock. Accordingly, each of SFHY and The Prudential Insurance Company of America, a mutual insurance company organized under the laws of New Jersey ("Prudential" and, together with SFHY, the "Prudential Entities"), may be deemed to beneficially own 7,957,061 shares of Common Stock (the "Prudential Shares"), or 42.7% of the Issuer's Common Stock, which percentage is calculated based upon (i) 17,280,762 shares of Common Stock represented by the Issuer to be issued and outstanding on August 16, 1999, (ii) 593,671 shares of Common Stock issuable upon exercise of the Warrants held by SFHY, (iii) 776,247 shares of Common Stock issuable upon conversion of the Convertible Notes held by SFHY, and (iv) shared voting power with respect to the Partnership Shares. The Prudential Entities disclaim beneficial ownership of the Partnership Shares, the Progressive Shares and the BBH Shares.

     (b) Number of Shares as to which each of the Progressive Entities has:

               (i) Sole power to vote or direct the vote: 0 shares for each Progressive Entity;

CUSIP No.632528-10-5                                    Page 16 of 20 Pages
--------------------                                    -------------------

               (ii) Shared  power to vote or direct the vote:  8,656,997  shares for each Progressive Entity;


              (iii) Sole  power to  dispose  or to  direct  the  disposition:  0 shares for each Progressive Entity;

               (iv) Shared  power  to  dispose  or to  direct  the  disposition:
                    4,426,997 shares for each Progressive Entity.


     Number of Shares as to which each of the of the BBH Entities, except for Donlan who has an additional 10,000 shares, has:

               (i) Sole power to vote or direct the vote: 0 shares for each BBH Entity;

               (ii) Shared  power to vote or direct the vote:  8,385,612  shares for each BBH Entity;

              (iii) Sole  power to  dispose  or to  direct  the  disposition:  0 shares for each BBH Entity;

               (iv) Shared  power  to  dispose  or to  direct  the  disposition:
                    4,155,612 shares for each BBH Entity.


               Number of Shares as to which each of the Prudential Entities has:

               (i) Sole power to vote or direct the vote: 0 shares for each Prudential Entity;

               (ii) Shared  power to vote or direct the vote:  7,957,061  shares for each Prudential Entity;

               (iii)Sole  power to  dispose  or to  direct  the  disposition:  0 shares for each Prudential Entity;

               (iv) Shared  power  to  dispose  or to  direct  the  disposition:
                    3,727,061 shares for each Prudential Entity.



ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.



Exhibit 7.8. Form of the Convertible Note contemplated by the Restructuring Agreement, dated as of April 12, 1999, by and among National Auto Finance Company, Inc., National Auto Finance Company,

CUSIP No.632528-10-5                                    Page 17 of 20 Pages
--------------------                                    -------------------

               L.P., National Auto Finance Corporation,  Gary L. Shapiro,  Edgar
               A. Otto, Stephen L. Gurba, The 1818 Mezzanine Fund, L.P., PC Investment Company, Progressive Investment Company, Inc., Manufacturers Life Insurance Company (U.S.A.) (previously filed as Exhibit 7.8 to Amendment No. 2 filed on July 12, 1999).

CUSIP No.632528-10-5                                    Page 18 of 20 Pages
--------------------                                    -------------------


     SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       THE PROGRESSIVE CORPORATION
                                       PROGRESSIVE CASUALTY INSURANCE COMPANY



                                       By: /s/ W. Thomas Forrester
                                          ---------------------------
                                       Name:     W. Thomas Forrester
                                       Title:    Treasurer



                                       PC INVESTMENT COMPANY
                                       PROGRESSIVE INVESTMENT COMPANY, INC.



                                       By: /s/ Janet A. Dolahanty
                                          --------------------------
                                          Name:     Janet A. Dolahanty
                                          Title:    Treasurer



Date: October 11, 1999

CUSIP No.632528-10-5                                    Page 19 of 20 Pages
--------------------                                    -------------------


     SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              BROWN BROTHERS HARRIMAN & CO.



                              By:/s/ Robert R. Gould
                                 --------------------
                                 Name:   Robert R. Gould
                                 Title:  Partner



                             THE 1818 MEZZANINE FUND, L.P.



                              By:  Brown Brothers Harriman & Co.,
                                   General Partner



                              By:  /s/ Robert R. Gould
                                  ---------------------
                                  Name:  Robert R. Gould
                                  Title: Partner



                              /s/ Joseph P. Donlan
                              --------------------
                              Joseph P. Donlan



                              /s/ Robert R. Gould
                              ---------------------
                              Robert R. Gould



                              /s/ T. Michael Long
                              -------------------
                              T. Michael Long


                              /s/ Lawrence C. Tucker
                              ----------------------
                              Lawrence C. Tucker

Date:  October 14, 1999

CUSIP No.632528-10-5                                    Page 20 of 20 Pages
--------------------                                    -------------------


     SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               THE STRUCTURED FINANCE HIGH YIELD FUND, LLC
                               THE PRUDENTIAL INSURANCE COMPANY OF AMERICA



                               By: /s/ Michael J. Bozzo
                                  ------------------------
                                  Name:     Michael J. Bozzo
                                  Title:    Vice President



Date: October 12, 1999